Exhibit 99.1

Contacts:
Carol DeGuzman	Carolyn Wang
Senior Director, Investor Relations	Media
650-246-6898	WeissComm Partners
investors@anesiva.com	415-946-1065
cbwang@wcpglobal.com

ANESIVA ANNOUNCES FOURTH QUARTER AND YEAR-END 2007 FINANCIAL RESULTS AND

PROVIDES 2008 OUTLOOK

Jean-Frederic Viret, Ph.D. Promoted to Vice President and Chief Financial Officer;

Richard P. Powers to Transition to Consultant Role

SOUTH SAN FRANCISCO, CA., February 11, 2008 — Anesiva, Inc. (Nasdaq: ANSV) today reported 2007 fourth quarter and year-end financial results and accomplishments and outlined its objectives for 2008 based on commercialization plans for FDA-approved Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, as well as clinical development milestones for Adlea™, the company’s long-acting, localized, non-opioid analgesic drug candidate.

“We are preparing on multiple fronts for a successful commercial introduction for Zingo in the second quarter by driving product demand through multiple initiatives and direct contact with our target customers,” said John P. McLaughlin, chief executive officer of Anesiva. “We also have a very active clinical program with Adlea that includes two ongoing Phase 2 trials in post-surgical pain as well as plans to advance into two Phase 3 registration trials in post-surgical indications in the first half of 2008.”

Recent Highlights and Accomplishments

Anesiva continued to execute on its corporate, commercial and clinical milestones in late 2007 and early 2008:

Zingo

•

Hired sales force of 15 regional account managers (RAMs) and two directors targeting key pediatric hospitals to commercialize Zingo for the approved patient population (three to 18 years of age). The RAMs completed training and went into their territories at the end of January. The Anesiva sales force will focus their efforts on creating demand by educating nurses and physicians on the importance of treating I.V. pain and on the features and use of Zingo for their pediatric patients. These initiatives will be complemented by Zingo co-promotion and distribution partner Sagent Pharmaceuticals’ representatives, who will work primarily with hospital pharmacies.

•

Launched two initiatives aimed to improve peripheral venous access pain management in children: RN VOICE (Registered Nurses for Venipuncture Optimization through Increased Comfort and Education), a multidisciplinary group of healthcare professionals led by nurses to facilitate better management of venous access pain; and www.manageIVpain.com, an interactive Web site designed for parents and healthcare providers seeking to better manage peripheral venous access pain in children.

•

Proceeded with plans to file a supplemental New Drug Application with the FDA in the first quarter of 2008 to expand the Zingo label to include adults, based on successful pivotal Phase 3 trial in approximately 700 adult patients.

•

Signed exclusive license agreement with Sigma-Tau SpA for the marketing and distribution of Zingo in six European countries: Italy, France, Germany, Netherlands, Belgium and Luxembourg. Sigma-Tau will oversee all necessary regulatory filings, and will be responsible for all marketing and sales of Zingo in their territory.

•

Granted an exclusive license to Medical Futures, Inc. for the marketing and distribution of Zingo in Canada. Under the terms of the license, Medical Futures will be responsible for all regulatory filings, marketing, distribution and sales in Canada.

•	Conducted webcast and briefing in New York City with financial analysts and major investors to present plans for the commercial introduction of Zingo.

Adlea

•

Continued enrollment in two Phase 2 trials of Adlea for post-operative pain associated with orthopedic surgeries: one in patients undergoing total hip replacement surgery, and a second in patients undergoing knee replacement surgery. These trials are investigating a higher dose of Adlea that might provide increased efficacy. Anesiva previously successfully studied a lower dose of Adlea in patients undergoing knee replacement surgery.

•

Proceeded with plans to initiate Phase 3 trials of Adlea in post-surgical pain associated with orthopedic surgeries, including one trial in patients undergoing bunionectomy surgeries and one trial in patients undergoing total knee replacement surgeries.

Corporate Developments

Anesiva announced that Richard P. Powers, vice president and chief financial officer, will resign at the end of the month to pursue other interests, while remaining a consultant to the company. He will be succeeded by Jean-Frederic Viret, Ph.D., who is currently Anesiva’s vice president, finance.

“Dick has been a valuable member of the Anesiva senior management team, having served as chief financial officer and leader of successful financing efforts almost since the company’s inception. We are grateful for his many contributions and will appreciate the ongoing benefit of his counsel,” said Mr. McLaughlin. “We are also pleased that we will have a smooth transition with the promotion of Jean Viret to vice president and chief financial officer. Jean has been a leader in our finance group since 2002, and we are confident that in this new position he will have a significant role in Anesiva’s growth.”

Jean-Frederic Viret, Ph.D. joined Anesiva in 2002 and was promoted to vice president, finance in 2006. Prior to Anesiva, Jean was associate director of finance at Tularik Inc. (now Amgen) from 2000 to 2002. He served as a senior associate with PricewaterhouseCoopers from 1997 to 2000. Dr. Viret holds an M.B.A. from the Johnson School at Cornell University, and a Ph.D. in molecular biology from the Université Louis Pasteur. He completed a postdoctoral fellowship in molecular biology at the Massachusetts Institute of Technology and was a visiting fellow in molecular biology at Harvard University. Dr. Viret is also a certified public accountant.

Additional developments include:

•	Appointed Daniel S. Janney, a managing director of Alta Partners, a venture capital firm investing in life sciences and information technology companies, to the Anesiva board of directors.

•	Completed successful public offering of common stock in December, raising net proceeds of approximately $47.7 million.

Fourth Quarter and Fiscal Year 2007 Financial Results

Total operating expenses in the fourth quarter of 2007 were $18.0 million, including $1.7 million of non-cash stock-based compensation, compared to total operating expenses of $16.2 million, including $2.3 million of non-cash stock-based compensation, in the fourth quarter of 2006. For the year ended December 31, 2007, operating expenses were $61.4 million compared to $58.8 million for the year ended December 31, 2006.

Operating expenses during the quarter primarily related to the continued development and commercial preparations to launch the company’s lead product candidate, Zingo, a fast-acting, needle-free, local anesthetic. Additional operating expenses related to the ongoing development of Adlea, which has been shown in numerous clinical studies to provide site-specific, moderate-to-severe pain relief for weeks to months following a single application.

For the fourth quarter of 2007, Anesiva’s net loss was $17.7 million, or $0.60 per share. In the fourth quarter of 2006, the net loss was $15.3 million, or $0.65 per share. The net loss for the year ended December 31, 2007 was $59.3 million, or $2.12 per share, and for the year ended December 31, 2006, the net loss was $55.6 million, or $2.69 per share.

As of December 31, 2007, cash, cash equivalents and investments were $90.8 million compared to $54.5 million at September 30, 2007. Anesiva completed a public offering of 12.3 million shares of its common stock in December 2007. The net proceeds, after deducting underwriting discounts and offering expenses, were approximately $47.7 million. Common shares issued and outstanding totaled approximately 40.4 million at December 31, 2007.

2008 Outlook

With the $47.7 million in net proceeds from the December 2007 common stock offering and $90.8 million in cash, cash equivalents and investments as of December 31, 2007, the company has sufficient resources to fund anticipated expenses for all of 2008 and into 2009. Anesiva plans to update this guidance, including estimated 2008 operating expenses, going forward. The company also plans to provide projections related to Zingo sales in the second half of 2008

In 2008, Anesiva anticipates accomplishing the following milestones:

•	File a supplemental New Drug Application for Zingo in the first quarter of 2008 to expand the label to include adults;

•	Continue manufacturing preparations to support commercial introduction of Ziingo in the second quarter of 2008;

•	Initiate a Phase 3 trial evaluating Adlea in bunionectomy surgeries, which is very close to initiation;

•	Initiate a Phase 3 trial evaluating Adlea in total knee replacement surgeries in the first half of 2008;

•	Initiate additional Phase 2 trials in 2008 evaluating Adlea in osteoarthritis of the knee and in arthroscopic shoulder surgeries;

•	Report data from Phase 2 trial of Adlea in total knee replacement surgeries and Phase 3 trial in bunionectomy surgeries;

In addition, Anesiva is pursuing corporate partnerships for the registration and commercialization of Zingo outside the licensed territories, and in support of the development and commercialization of Adlea for multiple potential indications.

Conference Call Details

Anesiva will conduct a webcast conference call with the investment community at 4:30 p.m. EDT, today, February 11, 2008 to discuss its financial results and to review the company’s progress and future outlook. Interested parties can listen to the live conference call by dialing 800-340-6289 (international dial: 706-634-1538) or by logging on to http://www.anesiva.com and going to the Investor Information page. For those unable to participate via the Internet, a replay will be available for seven days after the call by dialing 800-642-1687 (international dial: 706-645-9291) and giving the following pass code: 31729950. The webcast will be available until the company’s next quarterly financial results conference call.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel pharmaceutical products for pain management. The company has one FDA-approved product, Zingo™, for the reduction of pain associated with peripheral venous access procedures in children ages three to 18. In clinical trials, the most common adverse reactions to Zingo were redness (erythema), red dots (petechiae) and swelling (edema). The second product in Anesiva’s pipeline, Adlea™, has been shown to reduce pain after only a single administration for weeks to months in multiple settings in numerous mid-stage clinical trials for site-specific, acute and chronic, moderate-to-severe pain. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to www.anesiva.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the timing and results of our clinical trials, whether Anesiva is able to manufacture its products on commercially reasonable terms, whether Anesiva can secure FDA approval for the use of Zingo in adults, and the degree to which Zingo gains market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended September 30, 2007.

Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Anesiva, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(Note)
Contract revenue	$1	$89	$51	$89
Operating expenses:
Research and development	10,745	9,810	35,660	35,259
General and administrative	7,296	6,366	25,722	23,582

Total operating expenses	18,041	16,176	61,382	58,841

Loss from operations	(18,040)	(16,087)	(61,331)	(58,752)
Interest and other income (expense), net	331	772	2,049	3,185

Net loss	$(17,709)	$(15,315)	$(59,282)	$(55,567)

Basic and diluted net loss per common share	$(0.60)	$(0.65)	$(2.12)	$(2.69)

Shares used to compute basic and diluted net loss per common share	29,713	23,393	28,024	20,643

Stock-based compensation	$1,694	$2,259

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2007	December 31, 2006
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$90,840	$85,055
Other current assets	2,225	1,153

Total current assets	93,065	86,208
Property and equipment, net	15,276	8,446
Other assets, non-current	1,395	722

Total assets	$109,736	$95,376

Liabilities and stockholders’ equity
Current liabilities	$12,175	$6,831
Long term obligations	9,047	217
Total stockholders' equity	88,514	88,328

Total liabilities and stockholders’ equity	$109,736	$95,376

(Note): Derived from audited financial statements at that date.